Exhibit 99.1

AmpliPhi Biosciences Corporation

Amendment to

Offer Letter Agreement

This Amendment to Offer Letter Agreement (this “Amendment”) is entered into by and between AmpliPhi Biosciences Corporation (the “Company”) and M. Scott Salka (hereinafter “Employee”) effective as of April 1, 2017 (the “Effective Date”), and as of the Effective Date amends the terms of the Offer Letter Agreement entered into by and between the Company and Employee dated April 24, 2015 (the “Agreement”).

Recitals

Whereas, pursuant to the Agreement, and as more fully set forth therein, Employee is eligible for certain severance benefits, including, but not limited to, salary continuation payments at Employee’s then-current base salary over a period of 12 months (the “Employee Severance Benefits”), in the event of a termination of Employee’s employment with the Company under certain circumstances specified in the “At-Will Employment; Severance” paragraph of the Agreement (a “Qualifying Termination”); and

Whereas, the Company has determined that it is in the best interests of the Company and its stockholders to amend the terms of the Agreement to provide that Employee will not be eligible to receive the Employee Severance Benefits in connection with a Qualifying Termination that occurs in connection with certain events, as described herein, and to provide Employee with certain compensation in exchange for entering into this Amendment.

Agreement

In consideration of the mutual promises and covenants herein, the parties hereto, each intending to be legally bound, agree as follows:

1.                  Rights to Employee Severance Benefits. Employee agrees that, as of the Effective Date, Employee will not be eligible to receive the Employee Severance Benefits in connection with a Qualifying Termination if and only if such Qualifying Termination occurs in connection with a Wind-Down Event (defined below) and such Qualifying Termination occurs prior to the earlier of (i) January 1, 2018 and (ii) such time as the Company’s Board of Directors has determined that the Company’s cash and cash equivalents (exclusive in any event of cash invested in or allocated to subsidiaries or companies in which the Company is a stockholder) are sufficient to fund (A) the Company’s operations for at least the 12 months following such determination and (B) the payment of all potential Company liabilities under all then-outstanding obligations related to accrued salaries and wages, accrued vacation (and unused sick days to the extent payment for unused sick days must be paid following the applicable employee’s termination pursuant to applicable law or a contractual agreement with the Company or any of its subsidiaries), potential severance benefit payment obligations, both to the Employee and other service providers of the Company or any of its subsidiaries, including but not limited to the Employee Severance Benefits (the foregoing (A) and (B), collectively, the “Cash Reserve Milestone”). As used herein, a “Wind-Down Event” will be deemed to occur if the Company files for protection under bankruptcy or insolvency laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver, administrator, manager, trustee or like official over its property, is a party to any dissolution, winding-up or liquidation or has any such petition filed against it. Nothing in this Amendment will limit Employee’s right to receive the Employee Severance Benefits under the Agreement in connection with a Qualifying Termination that occurs on or after January 1, 2018. Nothing in this Amendment limits Employee’s right to receive the Employee Severance Benefits under the Agreement in connection with a Qualifying Termination that does not occur in connection with a Wind-Down Event.

2.                  Conversion to Debt. In the event of a Qualifying Termination that occurs in connection with a Wind-Down Event prior to the earlier of January 1, 2018 or the achievement of the Cash Reserve Milestone, the Employee Severance Benefits will be an ordinary, unsecured, non-priority debt obligation of the Company. Such debt obligation will be subordinated in right of payment to the Company’s obligations related to: (i) accrued salary and wages, accrued vacation (and unused sick days to the extent payment for unused sick days must be paid following the applicable employee’s termination pursuant to applicable law or a contractual agreement with the Company or any of its subsidiaries), severance obligations to employees who are not executive officers, and other compensatory payments to which employees and consultants are entitled to receive by law; (ii) fees and expenses of attorneys and auditors; (iii) payments due to insurance providers; and (iv) any senior creditors, including banks, lending institutions or other third parties for money borrowed.

3.                  Bonus Opportunity. In consideration of Employee’s agreements pursuant to this Amendment, Employee shall be eligible to receive the following bonus payments in connection with the following capital raising milestones if such milestones occur during Employee’s employment with the Company: (A) if the Company raises, after the date hereof and on or before May 31, 2017, at least $4,000,000 in aggregate gross proceeds from the sale of its equity securities in one or more Financing Transactions (defined below), Employee shall be entitled to receive a lump-sum cash bonus payment (subject to applicable withholdings and payable as soon as reasonably practicable but no later than June 16, 2017) in an amount equal to (x) 38.8% multiplied by (y) 3.5% multiplied by (z) the gross proceeds raised by the Company from such Financing Transaction(s) after the date hereof and on or before May 31, 2017; and (B) if the Company raises, after the date hereof and on or before December 31, 2017, at least $10,000,000 in aggregate gross proceeds from the sale of its equity securities in one or more Financing Transactions, Employee shall be entitled to receive a lump-sum cash bonus payment (subject to applicable withholdings and payable as soon as reasonably practicable but no later than January 16, 2018) in an amount equal to (x) 38.8% multiplied by (y) 2% multiplied by (z) the gross proceeds raised by the Company from such Financing Transaction(s) after May 31, 2017 and on or before December 31, 2017. As used herein, a “Financing Transaction” means any transaction involving the sale of the Company’s equity or convertible debt securities that is principally for capital raising purposes, but shall not include any investment by the Company’s Chairman of the Board as of the date of this Amendment (or any affiliated entity) in any existing or newly created subsidiary of the Company located in Australia. A Financing Transaction will also not include (i) any equipment loan or leasing arrangement or real property leasing arrangement or (ii) any sale of the Company’s capital stock pursuant to equity incentive arrangements with employees or directors of or consultants to the Company or any of its subsidiaries.

4.                  Stock Option. In consideration of Employee’s agreements pursuant to this Amendment, Employee shall also be eligible to receive a stock option (the “Option”) under the Company’s 2016 Equity Incentive Plan (the “Plan”) exercisable for 214,214 shares of the Company’s common stock. The Option shall be fully vested as of the date of grant, shall expire on the fourth anniversary of the date of grant, will have a post-separation exercise period that extends until the fourth anniversary of the date of grant, and will be subject to the terms of the Plan, an option grant notice and an option agreement. The exercise price of the Option will be determined in accordance with the terms of the Plan.

5.                  Equity Awards; Section 280G. In the event (i) the Company terminates Employee’s employment without Cause (as defined in the Agreement) or (ii) Employee resigns his employment for Good Reason (as defined in the Agreement) and provided in either case of (i) or (ii) such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder) (such termination or resignation, an “Involuntary Termination”), and such Involuntary Termination occurs within one month prior to, or twelve months following, a Change in Control (as defined in the Plan), the vesting of all of Employee’s outstanding equity awards that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of such Involuntary Termination (or Change in Control, if later).  Reference is made to the provisions set forth on Exhibit A hereto with regard to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which are incorporated herein by reference.

6.                  Agreement. The Company and Employee agree that the Agreement is hereby amended by this Amendment as of the Effective Date. Except as expressly provided herein, nothing in this Amendment shall be deemed to modify any terms of the Agreement. This Amendment (including the Exhibit hereto) and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

7.                  Further Assurances. Employee agrees to execute and/or cause to be delivered to the Company such instruments and other documents, and shall take such other actions, as the Company may reasonably request for the purpose of carrying out or evidencing this Amendment.

8.                  Legal Advice. Employee acknowledges and represents that Employee has had the opportunity to consult with a legal advisor in connection with this Amendment and that Employee is not relying upon the Company or its outside legal counsel for any legal advice.

9.                  Governing Law. This Amendment shall be governed in all respects by the laws of the State of California, without regard to that State’s conflicts of laws principles.

10.              Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Amendment may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

[Signature page follows]

In Witness Whereof, this Amendment has been executed by the parties as of the date first above written and is effective as of such date.

AmpliPhi Biosciences Corporation

By:	/s/ Michael S. Perry

Name:	Dr. Michael S. Perry

Title:	Member of Board of Directors

Employee

/s/ M. Scott Salka
M. Scott Salka

Exhibit A

If any payment or benefit Employee will or may receive from the Company or otherwise, including the Severance Pay (as defined in the Agreement) and the benefits set forth under Section 5 of this Amendment (a “280G Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within 15 calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Exhibit A and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this this Exhibit A so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this this Exhibit A, Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.